Summary: Interactive Flight Technologies, Inc.
                                           (NASDAQ) settles Barington Capital
                                           derivative lawsuits.



                                 Company Contact:
                                           Irwin L. Gross
                                           Chairman
                                           Interactive Flight Technologies, Inc.
                                           (215) 972-8191

FOR IMMEDIATE RELEASE:

         PHILADELPHIA, PENNSYLVANIA, October 22, 1998....INTERACTIVE FLIGHT
TECHNOLOGIES, INC. (NASDAQ:FLYT), announced today that it had settled the derivative shareholders lawsuits instituted by Barington Capital Group. As part of the settlement, Mercury Shareholder Associates has agreed to withdraw its proposed proxy solicitation which opposed the Company's slate of directors, Barington has agreed to support the Company's nominees for the Board of Directors and the Company has agreed to authorize the repurchase of up to 2,000,000 shares of Class A Common Stock which will be conducted for IFT's account by Barington. In addition, IFT has engaged Barington, on an exclusive basis, to provide investment banking services for a period of 12 months and has paid Barington a retainer of $250,000 and a consulting fee of $30,000 per month payable upon signing of the agreement and will pay additional fees to Barington in connection with the actions that are consummated. As part of the settlement, IFT agreed to pay $150,000 to Mercury and Barington in partial reimbursement for their solicitation and litigation expenses, and Ocean Castle Partners or its designee (which may be IFT) will purchase for $1.50 per share 298,000 shares of Class A Common Stock from affiliates of Mercury (which may include customer accounts maintained by Barington).

         Irwin L. Gross, the Chairman and CEO of IFT stated that he was pleased to have settled the claims and looks forward to working with Barington to enhance shareholder value.

         James Mitarotonda, the Chairman and CEO of Barington stated that Barington accomplished the goal of having IFT institute a buyback of shares. He also indicated that he believed that current management, with the investment banking services to be provided by Barington, had the potential to enhance shareholder value and that Barington looked forward to working with management to achieve its financial plan.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect assumptions and involve risks and uncertainties which may affect Interactive Flight Technologies, Inc.'s business and prospects and cause actual results to differ materially from these forward-looking statements.